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Exhibit 10.11

October 3, 2005

CONFIDENTIAL

Mr. Eldad Weiss
Gav-Yam Center No. 3
9 Shenkar Street
P.O.B. 2061 Herzliya B 46120
Israel

Dear Eldad:

        You have indicated your interest to resign from your positions as Chief Executive Officer of Paradigm Geotechnology B.V. ("Parent") and Paradigm Geophysical Ltd. ("Company"). The purpose of this letter is to address your status. Reference is made to your Employment Agreement with the Parent and Company dated as of October 31, 2002 (the "Agreement").

  1.
  Effective as of September 30, 2005 (the "Effective Date"), you will be treated as having delivered to the Company written notice of your termination of the Agreement and the employment relationship thereunder pursuant to Section 2.1.1 of the Agreement.

  2.
  The Company has elected to terminate you in an "Early Termination" under Section 2.1.1 of the Agreement as of the Effective Date and, accordingly, you will receive a "Buy-out Payment," subject to the following modifications: (a) you will vest in any options which would have vested during the "Notice Period" (as defined in Section 2.1.1 of the Agreement) running from the Effective Date; (b) your "Extended Exercise Options" shall remain exercisable as described in Section 10.2 of Appendix B to the Agreement rather than Section 10.3 (i.e., as if you were terminated by the Company without Justifiable Cause); and (c) the Buy-out Payment will be paid in twelve equal monthly installments beginning on the 30-day anniversary of the Effective Date.

  3.
  The Company will allow you to continue serving as a member of the Managing Board of the Company over the next year, subject to its right (and the right of its shareholders) to remove you from such position at any time.

Paradigm Geophysical
Telestone 8, Teleport, Naritaweg 165, 1043 BW Amsterdam, The Netherlands

  4.
  Nothing in this letter shall limit or otherwise waive the Company's right to deliver notice to you either before or after the Effective Date stating that the Company has decided to terminate the Agreement for Justifiable Cause pursuant to Section 2.1.2 thereof, and thereafter to cease all payments and vesting of options including any amounts due you as part of the Buy-Out Payment. If the Company elects to deliver such a notice to you, then the Company agrees to arbitrate, and you agree to submit to arbitration, any claim you may have that there was no Justifiable Cause. If you prevail in such an arbitration, you may be awarded up to $25,000 to cover your attorney's fees and costs in connection with such arbitration. The place and manner of such arbitration shall be subject to the reasonable agreement of the parties; provided that if the parties cannot agree on a single arbitrator, each party shall select an arbitrator, and those two arbitrators will select a third.

  5.
  You will be given an opportunity to review, prior to their distribution, the Company's internal memorandum and press release relating to your resignation.

  6.
  You remain subject to the covenants contained in Sections 4 and 5 of the Agreement. You hereby release all claims as provided in Annex A hereto and further agree to the non-disparagement covenants set forth in such Annex.

  7.
  Any breach of your obligations as referenced in part 6 above will result in the termination of any payments otherwise due you from the Company, including without limitation, any amounts attributable to the Buy-out Payment, and the Company shall be entitled to injunctive relief to remedy any such breach, in addition to any other remedies it may have.

  8.
  For twelve months following the Effective Date (the "Buy-out Period"), in addition to serving as a member of the Managing Board of the Company (as provided in part 3 above), you shall cooperate with the Company as requested with respect to transition assistance, consulting and other matters relating to the Company and your responsibilities while employed. The Company shall, to the extent it determines necessary in its sole discretion, provide you with access to its facilities and office space in connection with your provision of services to the Company. Following the conclusion of the Buy-out Period, you and the Company will discuss an appropriate consulting arrangement to permit access to your industry knowledge and contacts.

  9.
  Except as modified pursuant to this letter, the Agreement shall remain in full force and effect.

        Please confirm your understanding of the terms of this letter by signing below and returning a copy to the undersigned.

Sincerely,
/s/ John Gibson John Gibson On behalf of Paradigm Geotechnology B.V. & Paradigm Geophysical, Ltd.
AGREED AND ACKNOWLEDGED:
/s/ Eldad Weiss Eldad Weiss

JGW/cga

ANNEX A

        For purposes of this Annex A, the definition of "Company" shall include the Company and affiliated entities, including without limitation, Fox Paine Capital Fund, L.P., FPC Investors, L.P., Fox Paine Capital, LLC, Fox Paine Capital Fund II GP, LLC, Fox Paine Capital Fund II, L.P., Fox Paine Capital Fund II International, L.P., Fox Paine Capital Fund II Co-Investors International, L.P., FPC Investment GP, and all corporate entities that are partners in any such related entities and each of their past and present directors, members, managers, officers, employees, servants, divisions, owners, shareholders and successors (including, without limitation, Saul Fox and Dexter Paine and their immediate families (including former spouses and former step-children)), and all affiliates of the foregoing.

1.    Releases:

        (a)   In consideration of the payments provided for herein, you on behalf of yourself, your heirs, beneficiaries and assigns, voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, divisions, parents, shareholders and related entities from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities (including legal expenses) (all hereinafter referred to as "Claims"), known or unknown, that you ever had, now have or may hereafter claim to have against the Company as of the date hereof with respect to any matter whatsoever, including, without limitation, any Claims arising directly or indirectly out of, or in any way connected with, based upon, or related to, your employment and its termination with the Company or any claim to compensation or benefits from your employment with the Company.

        (b)   You further represent that you have not, at any time up to and including the date on which you sign this letter, commenced, and will not in the future commence, to the full extent permitted by law, any action or proceeding, or file any charge or complaint, of any nature and you waive to the full extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released by in paragraph (a) above.

        (c)   You agree that in the event of a breach by you or your heirs or assigns of this release: (i) the Company will be irreparably damaged and will have no adequate remedy at law, and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining any further breach of this release; (ii) you will indemnify and hold the Company harmless from and against any and all damages or losses incurred by the Company (including reasonable attorneys' fees and expenses) as a result of such breach; and (iii) the Company's remaining obligations under the Agreement and this letter, if any, shall immediately terminate (unless otherwise amended herein). You further agree that this release may and shall be pleaded as a full and complete defense to any action, suit or other proceeding covered by the terms of this release which is or may be instituted, prosecuted or maintained by you, your heirs and assigns.

        2.     Non-Disparagement. You agree that all times you shall present your employment with the Company in a positive light and that you will not at any time disparage, denigrate or call into question or encourage or induce others to disparage, denigrate or call into question the Company, including Saul Fox, Dexter Paine and each of their respective immediate families, or call into question the business operations, status or reputation of the Company. For the purposes of this paragraph, the term "disparage" includes, without limitation, comments or statements to the press and/or media or any individual or entity with whom the Company has a business relationship that may adversely affect in any manner (a) the conduct of the business of the Company (including, without limitation, any business plans or prospects) or (b) the business reputation of the Company or the quality, standing or character of any of the Company's (or those of its affiliates) services or products.

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ANNEX A